UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 12, 2010

FRANKLIN ELECTRIC CO., INC.
(Exact name of registrant as specified in its charter)

Indiana
(State or other jurisdiction of incorporation)

0-362 (Commission File Number)	35-0827455 (I.R.S. Employer Identification No.)

400 E. Spring Street Bluffton, IN (Address of principal executive offices)	46714 (Zip Code)

Registrant’s telephone number, including area code: (260) 824-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

        (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

        (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On December 9, 2008, Franklin Electric Co., Inc. (the “Company”) announced a restructuring plan for the rationalization of manufacturing capacity between the manufacturing complex in Linares, Mexico and its other North American plants.  That plan was largely completed by the end of the second quarter of 2009.

As a follow-on step, on February 12, 2010, the Company approved and announced to the affected employees its plan to close its Siloam Springs, Arkansas manufacturing facility.  Most production activities at the plant had already been relocated under the previously-announced restructuring plan and the remaining activities are expected to be transferred to other Company facilities by the end of the third quarter of 2010.

The Company has estimated that this final step will include pre-tax closing costs of $3.8 million to $4.5 million to be incurred over the next three quarters beginning with the first quarter of 2010.  These changes are in addition to those previously estimated in the Company’s December 9, 2008 announcement.  The major categories of the additional cost include the following:

(in millions)
Severance and other employee assistance costs                                              $0.4 to $0.5
Pension curtailments                                                                                                0.6 to 0.7
Asset write-offs                                                                                         2.5 to 2.8
Equipment relocations                                                                                            0.3 to 0.5

The charges for pension curtailments and asset write-offs, about 80 percent of the total, are non-cash.  The remaining categories of costs represent cash expenditures to be recognized as they are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN ELECTRIC CO., INC. (Registrant)
Date: February 12, 2010	By: /s/John J. Haines John J. Haines Vice President, Chief Financial Officer and Secretary